                        Consent of Independent Auditors


   We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 dated October 25, 1996, and related Prospectus of RYKA Inc., for the registration of 18,015,135 shares of its common stock and to the incorporation by reference therein of our report dated June 21, 1996, except for Note P as to which the date is August 15, 1996, with respect to the financial statements for each of the years ended December 31, 1995, 1994 and 1993 of RYKA Inc. included in RYKA Inc.'s Current Report on Form 8-K/A, dated October 16, 1996, filed with the Securities and Exchange Commission.


                                     /s/ Margolis & Company P.C.
                                     ------------------------------------
                                     Margolis & Company P.C.



 Bala Cynwyd, Pennsylvania
 October 25, 1996